Filed pursuant to Rule 433
Registration Statement No. 333-158199-1
July 27, 2010

CREDIT SUISSE

Credit Suisse Merger Arbitrage Liquid Index

Date: July 2010

The Credit Suisse Merger Arbitrage Liquid Index (the "Index")

The Index attempts to employ the merger arbitrage strategy (the "strategy") by using a quantitative methodology to track a dynamic basket of securities held as long or short positions (the "Index Components") and cash weighted in accordance with the index rules to reflect publicly announced merger transactions that meet certain qualifying conditions.

The Merger Arbitrage Strategy (the "Strategy")

Premise

- Designed to capture the spread, if any, between the price at which a company (the "**Target**") trades after a proposed acquisition is announced, and the price which the acquiring company (the "**Acquirer**") has proposed to pay for the Target
- Potential gains realized when deals are completed
- Potential losses incurred when deals break

Strategy

- When a merger transaction is announced, analyze the deal:
  - If the Acquirer proposes to buy the Target by exchange of its own stock for the stock of the Target, the Strategy will generally reflect a short position in the Acquirer and a long position in the stock of the Target
  - If the Acquirer proposes to buy the Target by exchanging cash for the stock of the Target, the Strategy will generally reflect a long position in stock of the Target

Benefits

- Low volatility
- Low correlation to equity markets
- High Sharpe Ratio

Risks

- If market conditions weaken, there is a high chance that deals will terminate, causing the Index to decrease in value
- There is no assurance that the Index or the strategy on which the Index is based will be successful
- There is no assurance of all deals being completed
- There are limitations on stocks that can be referenced in the Index

Merger Arbitrage Liquid Index Model

The Index Methodology

Index Universe

- Narrow deal universe to include only North American and European merger deals with the following liquidity features:
  - Target has market cap of > $500 M
  - Target has sufficient trading volume
  - Acquirer for stock deals is easy to borrow

Arbitrage Constraints

- Apply systematic constraints to ensure deals have arbitrage potential:
  - Positive acquisition premium
  - Offer is for substantially all shares outstanding of target
  - Acquirer does not already own substantially all of the target's shares

Rebalancing

- Incorporate rebalancing procedure and risk constraints:
  - Deals are asset weighted and weight caps apply
  - Leverage and short exposure are constrained
  - Turnover is controlled through rebalancing procedures

Hypothetical Average Annual Exposures

Hypothetical Index Average Annual Exposures (Jan 1998 – May 2010)



160%
120%
80%
40%
0%
-40%
-80%
Weights (%)
1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010
100
90
80
70
60
50
40
30
20
10
-
(10)
(20)
(30)
(40)
(50)
# of Positions
Long Exposure
Short Exposure
Total Long Positions
Total Short Positions

*The above chart shows the daily long/short exposures of the Credit Suisse Merger Arbitrage Liquid Index aggregated to an annual summary level. The chart sets forth the hypothetical exposures of the Index from January 1998 through December 2009 and actual historical exposures of the Index from January 2010 through May 2010. Please note that the black vertical line and grey shading in the chart and graph above delineates hypothetical from actual historical exposures.

Past performance is not a guarantee or indicator of future results.

CREDIT SUISSE

Hypothetical* Index Performance

Hypothetical Index Performance* (Jan 1998 – Jun 2010)

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010 YTD
Hypothetical* Credit Suisse Merger Arbitrage Liquid Index	5.98%	7.93%	11.08%	3.46%	7.58%	13.90%	1.73%	4.26%	19.23%	8.49%	-7.70%	7.45%	4.04%
S&P 500 Index (TRI)	28.58%	21.04%	-9.10%	-11.89%	-22.10%	28.68%	10.88%	4.91%	15.79%	5.49%	-37.00%	26.46%	-6.65%



HYPOTHETICAL* PERFORMANCE OF CREDIT SUISSE MERGER ARBITRAGE LIQUID INDEX
ACTUAL PERFORMANCE OF CREDIT SUISSE MERGER ARBITRAGE LIQUID INDEX
150%
100%
50%
0%
-50%
Jan-98
Jan-00
Jan-02
Jan-04
Jan-06
Jan-08
Jan-10
Hypothetical*Credit Suisse Merger Arbitrage Liquid Index
S&P 500 Index (TRI)

	Hypothetical* Credit Suisse Merger Arbitrage Liquid Index	Dow Jones Credit Suisse Risk Arbitrage Index	S&P 500 Index (TRI)
Annualized Return	6.82%	6.15%	2.25%
1 Month	2.15%	0.10%	-5.23%
1 Year rolling	7.59%	5.20%	14.43%
5 Year rolling (Annualized)	6.68%	5.36%	-0.79%
YTD	4.04%	-0.14%	-6.65%
Annualized Volatility	4.68%	4.48%	16.54%
Sharpe Ratio	0.84	0.73	-0.04

Correlation Statistics	
DJCS Risk Arbitrage Index	0.53
S&P 500 Index (TRI)	0.35

Source: Credit Suisse, Credit Suisse Hedge Index LLC, Bloomberg.

*The above chart shows **hypothetical** performance of the Credit Suisse Merger Arbitrage Liquid Index from January 1998 to December 2009 and actual performance from January 2010 through June 2010. **Please note that the black vertical line and grey shading in the chart and graph above delineates hypothetical from actual historical performance.**

Performance Comparison* (including hypothetical performance)

Risk/Return Comparison of Liquid Indices Versus Other Asset Classes (Jan 1998- June 2010)*



8%
6%
4%
2%
0%
-2%
-4%
-6%
0%
5%
10%
15%
20%
25%
30%
Annualized Performance (Return)
Annualized Volatility (Risk)
Credit Suisse Merger Arbitrage Liquid Index
Dow Jones Credit Suisse HF Index
Barclays US Bond Aggregate (TRI)
Dow Jones Credit Suisse Risk Arbitrage Index
MSCI Emerging Markets
S&P 500 (TRI)
S&P GSCI (TRI)
MSCI World
DJ Eurostoxx 50
FTSE 100
Nikkei 225

Past performance does not guarantee or indicate future results.

Source: Credit Suisse, Bloomberg.

***The above chart shows hypothetical performance of the Credit Suisse Merger Arbitrage Liquid Index from January 1998 to December 2009 and actual historical performance from January 2010 to June 2010.**

Summary

Goals

- Provide transparent exposure to the Merger Arbitrage Strategy
  - Apply a rules-based, non-discretionary algorithm
  - Invest only in liquid deals

Benefits

- Attractive risk/return profiles compared to other asset classes
- Low correlation to traditional equity returns

Summary Risk Factors

The summary of the risk factors appearing below is not intended as a complete description of all risks associated with the Index or an investment in securities linked to the Index. There are additional risks inherent in an investment in the specific products or structures which may be linked to the Index. Please review the risk factors sections in any applicable term sheet and product supplement. A prospective investor should consult his/her investment, legal, tax, accounting and other advisors before deciding to invest in securities linked to the Index.

- **Limited history of the Index.** Publication of the Index began on December 31, 2009. Therefore, the Index has very limited performance history, and no actual investment that allowed a tracking of the performance of the index was possible before such date.

- **Historical performance not indication of future performance.** The future performance of the Index cannot be predicted based on its historical performance.

- **Strategy risk.** There is no assurance that the Index or the strategy on which the Index is based will be successful.

Summary

- **Index contains an embedded fixed fee.** The Index contains an embedded fixed fee of 0.50% per annum, which applies regardless of the performance of the Index.
- **Currency exchange risk.** Securities linked to the Index are subject to currency exchange risk due to their exposure to the performance of the Index which reflects the performance of certain foreign stocks.
- **Risks associated with non-U.S. securities.** Securities linked to the Index are subject to risks associated with non-U.S. securities markets through their exposure to the performance of the Index which reflects the performance of certain foreign stocks.
- **No assurance of all deals being completed.** Any of the proposed merger transactions reflected in the Index may not be completed which could adversely affect the performance of the Index. In particular, in certain market conditions, it is possible that most or all of the deals would not be completed.
- **Limitations on stocks that can be referenced in the Index.** If the stock of any Acquirer included in the Index ceases to be "easy to borrow," such stock will be removed from the Index and will not be eligible for inclusion for one year. In addition, the Index will only include deals in which the index sponsor is not, or one of its affiliates is not, an advisor in such transaction or otherwise materially involved with the Acquirer or Target at the time when a deal is considered for representation in the Index.
- **The Index may not be fully invested in merger transactions.** The level of the Index will not reflect the returns, if any, of the merger arbitrage strategy underlying the Index with respect to the portion of the index that is invested in cash and therefore, at times, the Index may reflect a large cash position.
- **Economic and market factors.** The value of the Index will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

Contacts

	Michael Clark	+1 212 325 5909
Structured Products	Stewart Oldfield	+1 212 538 4407
	Joe Leo	+1 212 538 4408

www.credit-suisse.com/notes